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                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference of our report dated February 14, 2000 (except for the matters discussed in Note 16, as to which the date is August 31, 2000 and December 20,
2000), included in this Current Report on Form 8-K, into TeleTech Holdings, Inc.'s previously filed Registration Statement File Nos. 333-17569, 333-60001, 333-64575, 333-78477, 333-82405, 333-47142, 333-48190, 333-51550 and 333-52352.
It should be noted that we have not audited any financial statements of the company subsequent to December 31, 1999 or performed any procedures subsequent to February 14, 2000 (except for the matters discussed in Note 16, as to which the date is August 31, 2000 and December 20, 2000).



Denver, Colorado
  January 26, 2001